EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-48027, 333-20721 and 333-40317) pertaining to the USA Truck, Inc. Employee Stock Option Plan, the 1997 Nonqualified Stock Option Plan for Nonemployee Directors of USA Truck, Inc. and the USA Truck, Inc. Employee Stock Purchase Plan, respectively, of our report dated January 29, 2004 with respect to the consolidated financial statements and schedule of USA Truck, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Tulsa, Oklahoma

February 26, 2004